SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 23, 2008
United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders
     On December 23, 2008, at a special meeting of shareholders held at 10:30 a.m. at United Square, 10th Floor, Fifth and Avery Streets, Parkersburg, West Virginia, the shareholders of United Bankshares, Inc. (“United,” the “Company”) approved and adopted the amendment to Article VI of United’s Articles of Incorporation to increase the Company’s authorized capital stock to $300,000,000 and to authorize the issuance of preferred stock (the “Preferred Stock”) up to 50,000,000 shares with a par value of $1.00 per share. The Amended and Restated Articles of Incorporation of United as filed with the Secretary of State of West Virginia on December 31, 2008, which were effective immediately upon filing, are attached as Exhibit 3.1 and are incorporated herein by reference.
     Prior to December 23, 2008, the Company did not have a class of preferred stock. The authorized preferred stock may be issued by the Company’s Board of Directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.
     The authorization of the Preferred Stock will not have an immediate effect on the holders of the Company’s common stock (the “Common Stock”). The actual effect of the issuance of any shares of the Preferred Stock upon the rights of the holders of the Common Stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the market price of the Common Stock or impairing the liquidation rights of the Common Stock without further action by the shareholders. Holders of the Common Stock will not have preemptive rights with respect to the Preferred Stock.
     The Company’s Executive Committee acting on behalf of United’s Board of Directors has adopted a resolution that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of United more difficult or costly. Within the limits described above, the Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of United more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes. See the Form 8-K filed by United dated December 15, 2008.
     The Company’s rationale for authorizing the issuance of the Preferred Stock is to become eligible to participate in the TARP Capital Purchase Program (the “CPP”) available from the United States Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008. United applied for and received preliminary approval for the issuance of (a) up to $197.28 million of senior preferred stock and (b) warrants for the purchase of the Common Stock with an aggregate market price equal to 15% of such senior preferred stock. Under the terms of the CPP, the Company would be subject to various restrictions on paying dividends on the Common Stock. A more detailed discussion of the Company’s potential participation in the CPP is included in the Company’s Proxy Statement for the Special Meeting of Shareholders held on December 23, 2008 which is incorporated herein by reference. Also, see the Form 8-K filed by United dated December 3, 2008 regarding the Treasury’s preliminary approval of United’s CPP application.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of United Bankshares, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: December 31, 2008	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and Chief Financial Officer